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                                                                      EXHIBIT 11

                       AMERICAN INTERNATIONAL GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                       -----------------------
                                                                         1997           1996
                                                                       --------       --------
Average outstanding shares used in the computation of per share earnings:
  Common stock*......................................................   506,084        506,084
  Common stock in treasury*..........................................   (36,578)       (32,114)
                                                                       --------       --------
                                                                        469,506        473,970
                                                                       ========       ========
Net income applicable to common stock................................  $780,935       $671,218
                                                                       ========       ========
Net income per share.................................................     $1.66          $1.42
                                                                       ========       ========
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* The effects of all other common stock equivalents are not significant.